SECURITIES PURCHASE AGREEMENT
Securities Purchase Agreement (this "Agreement"), dated June 20, 2019, by and among (i) Rimini Street, Inc., a Delaware corporation (the "Company"), (ii) Kensington Permanent Value, LLC, a Delaware limited liability company (“KPV”) and (iii) Kensington Rimini, LLC, a Delaware limited liability company (“KRLLC”, and together with KPV, each an "Investor", and collectively with their transferees and assignees that are permitted by this Agreement, the "Investors").
WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and each Investor desires to purchase, shares of the Company's 13.00% Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock") and shares of the Company’s Common Stock, par value $0.0001 per shares (the “Common Stock”);
WHEREAS, in connection with such purchase and sale, the Company and the Investors desire to make certain representations and warranties and enter into certain agreements; and
WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors have executed and delivered, among other things, a joinder (the “Joinder”) to the Registration Rights Agreement, dated March 7, 2019, in the form attached as Exhibit A (the "Registration Rights Agreement").
NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investors agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:
"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under direct or indirect common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
"Agreement" shall have the meaning set forth in the preamble of this Agreement.
"Agreement Among Noteholders" shall mean that certain Agreement Among Noteholders, dated as of July 19, 2018, among the holders from time to time party thereto, the Company, and Victory Park Management, LLC, as administrative agent.
"Alternative Transaction" shall mean, in each case involving any Person other than the Investors or one of their Affiliates, any issuance, sale or other disposition, directly or indirectly of senior preferred securities that rank senior to, or pari passu with, the Series A Preferred Stock (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities).
"Balance Sheet Date" shall have the meaning set forth in Section 4.13(b).
"Board" shall mean the Board of Directors of the Company.
"Business Day" shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Chicago, Illinois generally are authorized or obligated by law, regulation or executive order to close.
"Cash" shall mean actual cash held by the Company and its Subsidiaries (excluding (i) security or similar deposits, (ii) cash securing letter of credit obligations, (iii) cash that is subject to any restrictions or local exchange control, repatriation Tax (net of applicable U.S. Tax net operating loss offsets) or other requirements and (iv) any cash which is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by Law, Contract (other than any Debt Documents) or otherwise, including restrictions on dividends (but excluding, for avoidance of doubt, any such limitations or restrictions under any Debt Documents)), determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of any bank overdrafts and issued but uncleared checks (i.e., outstanding checks).
"Closing" shall have the meaning set forth in Section 3.
"Closing Date" shall have the meaning set forth in Section 3.
"Code" shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
"Common Stock" shall have the meaning set forth in the recitals of this Agreement.
"Company" shall have the meaning set forth in the preamble of this Agreement.
"Company Charter Documents" shall mean the Certificate of Incorporation and Bylaws of the Company, in each case as amended to the date of this Agreement.
“Company Legal Activity” shall mean the matters set forth in Section 1(a) of the Disclosure Letter.
"Company Permit" shall have the meaning set forth in Section 4.15.
"Company Plan" shall mean (a) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any Company Subsidiary sponsors, participates in, is a party or contributes to, or under or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any liability and (b) each other material fringe benefit or benefit or compensation plan, program, policy or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, cash bonus or incentive compensation, retirement or deferred compensation, supplemental executive retirement, profit sharing, severance, vacation, disability, accident, health, welfare or employment or individual consulting plan, program, policy, agreement or arrangement, in each case whether written or unwritten, for any current or former employee or director of, or other individual service provider to, the Company or any Company Subsidiary that the Company or any Company Subsidiary presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any liability.
"Company Stock Plans" shall mean, collectively, the 2007 Stock Plan, the 2013 Equity Incentive Plan, the 2018 Employee Stock Purchase Plan and any other plan, program, agreement or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service providers of the Company or any Company Subsidiaries.
"Company Subsidiaries" shall mean all Subsidiaries of the Company.
"Contract" shall mean, with respect to any Person, any legally binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, commitment, sale or purchase order, license, contract or other agreement, instrument or obligation, whether written or oral, to which such Person is a party or by which such Person or such Person's properties or assets are bound.
"DGCL" shall mean the General Corporation Law of the State of Delaware.
"Debt Documents" shall mean any agreement of the Company and/or its Subsidiaries for unsecured borrowed money in an aggregate principal amount in excess of $25 million (with "principal amount" for purposes of this definition to include undrawn committed or available amounts), together with any related collateral, guarantee and security documents, entered into by the Company and/or its Subsidiaries from time to time, in each case, as may be amended, supplemented, restated, renewed, replaced, refinanced or otherwise modified from time to time. For the avoidance of doubt, (x) obligations under multiple agreements may not be aggregated for purposes of satisfying the definition of Debt Documents, (y) mortgages, real estate leases, capital lease obligations, purchase money agreements, sale-leaseback transactions, equipment financing, inventory financing, letters of credit and receivables financing shall be eligible to constitute Debt Documents and (z) interest rate swaps, currency or commodity hedges and other derivative instruments shall be eligible to constitute Debt Documents measured on the basis of liability to the Company determined as of the date of the most recent quarterly or annual balance sheet of the Company, and not based on notional amount.
“Disclosure Letter” shall mean the Disclosure Letter dated as of the date of this Agreement provided to the Investors separately.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary or which, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code.
"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder.
"Filed SEC Reports" shall mean all forms, statements, certifications, reports and documents filed or furnished by the Company with the SEC pursuant to the Exchange Act on or after May 20, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing), but excluding any disclosure under the headings "Risk Factors," "Forward Looking Statements," or any similar precautionary, predictive or forward-looking sections included therein.
"GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.
"Governmental Authority" shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative (including any office of a district attorney, attorney general or the like).
"Indebtedness" shall mean, with respect to the Company and its Subsidiaries, as of any date of determination, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) liabilities secured by a purchase money mortgage or other Liens, accrued interest and fees and expenses with respect to Indebtedness (including breakage costs). For the avoidance of doubt, the Series A Preferred Stock and Secured Promissory Notes shall not constitute Indebtedness. Notwithstanding anything to the contrary in the foregoing, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed), which would be required to be classified and accounted for as an operating lease under GAAP existing on the Closing Date shall not constitute Indebtedness.
"Ineligible Assignee" shall mean any person or entity set forth in Section 1(b) of the Disclosure Letter.
"Intellectual Property" shall have the meaning set forth in Section 4.11.
"Investor" shall have the meaning set forth in the preamble of this Agreement.
"Knowledge" shall mean the actual knowledge, as of the date of this Agreement, of each of Seth Ravin, Thomas Sabol or Daniel Winslow after reasonable inquiry of their respective direct reports who would reasonably be expected to have actual knowledge of the matter in question.
"Laws" shall mean any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement.
"Lien" shall mean, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.
"Material Adverse Effect" shall mean any condition, change, event, occurrence or effect (including, without limitation, a Ruling or Proceeding) that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; provided, however, in respect of the preceding, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on or in respect of the Company: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company operates or the economy as a whole, including any change in commodity prices, (d) the announcement, pendency or consummation of the transactions contemplated by the Transaction Documents, (e) compliance with the terms of this Agreement or the taking of any action required by the transactions contemplated by the Transaction Documents, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions, (h) any Ruling or Proceeding that is not reasonably expected to materially and adversely impact the Company’s ability to service its existing clients, offer or sell its existing services to new clients (in each case, as of the time of the Ruling or during the pendency of the Proceeding), or any subpoena for documents or other information requested by an enforcement agency of a Governmental Authority against the Company or an executive officer of the Company related to an investigation, (i) any change in trading price or trading volume of the Common Stock or (j) any failure of the Company to meet any projections, forecasts or publicly provided financial guidance, provided that clauses (i) or (j) shall not preclude a determination that any change or effect underlying such change in trading price or trading volume or failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
"NASDAQ" shall mean the Nasdaq Global Market and its successors.
"Notice" shall have the meaning set forth in Section 11.7.
"Permitted Indebtedness" shall mean (i) any unsecured Indebtedness, (ii) Indebtedness classified and accounted for as capital leases on a balance sheet of the Company under GAAP (as in effect on the Closing Date) in an aggregate principal amount not to exceed $3,500,000 at any time outstanding, (iii) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and other similar cash management services or in respect of guarantees by the Company or its Subsidiaries for the benefit of its customer or supplier, in each case, incurred in the ordinary course of business, (iv) secured Indebtedness assumed when a Person becomes a Subsidiary or at the time such Person merges or consolidates with Debtor or any of its Subsidiaries so long as such Indebtedness was not incurred in contemplation of such acquisition, merger or consolidation and such Liens do not attach to any property or assets of Debtor or any of its Subsidiaries other than the property and assets subject to such Liens at the time of such acquisition, merger or consolidation (and the proceeds and products thereof and accessions thereto) in an aggregate principal amount not to exceed $3,000,000 at any time outstanding and (v) Indebtedness secured by a Lien not to exceed a principal amount of $1,000,000 at any time outstanding, so long as the incurrence of such Indebtedness described in clauses (i) through (v) does not result in the Company and its Subsidiaries (determined on a consolidated basis) having aggregate Indebtedness in an amount that exceeds the greater of (x) Twenty Million Dollars ($20,000,000) or (y) five percent (5%) of revenue (as calculated in accordance with GAAP on a quarterly basis), as set forth in the Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, for the twelve-month period ending at the quarter-end immediately prior to the incurrence of such Indebtedness.
"Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.
"Preferred Stock" shall mean any and all series of the preferred stock of the Company, par value $0.0001 per share, including the Series A Preferred Stock.
"Proceeding" shall mean (i) any suit, litigation, arbitration, action, claim, charge, complaint, or (ii) any audit, investigation, inquiry or proceeding in each case, before a Governmental Authority.
"Purchase Price" shall have the meaning set forth in Section 2.
"Purchased Shares" shall have the meaning set forth in Section 2.
"Registration Rights Agreement" shall have the meaning set forth in the recitals of this Agreement.
"Representatives" shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.
"Restricted Stock" shall mean each share of Common Stock issued pursuant to any Company Stock Plan or otherwise that is subject to specified vesting criteria, including any restricted stock unit or other similar security.
             "Ruling" shall mean, any ruling, verdict, decision, finding, judgment, order, determination, indictment or settlement in a matter before a Governmental Authority.

"SEC" shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.
"Securities Act" shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC thereunder.
"Security Agreement" shall mean that certain Security Agreement, dated as of July 19, 2018, by and among the Company, as a grantor, the other grantors party thereto from time to time and Victory Park Management, LLC, as administrative agent for the secured parties, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
"Series A Certificate of Designations" shall mean the certificate of designations for the Series A Preferred Stock as filed with the State of Delaware on July 19, 2018.
"Series A Preferred Stock" shall have the meaning set forth in the recitals of this Agreement.
"Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.
"Subsidiary Charter Documents" shall mean the certificate of incorporation, bylaws and other similar governing documents of each Company Subsidiary, in each case as amended to the date of this Agreement.
"Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.
"Transaction Documents" shall mean this Agreement, the Series A Certificate of Designations, the Joinder, the Registration Rights Agreement, the Agreement Among Noteholders, the Secured Promissory Notes, and the Security Agreement.
"Transactions" shall mean the transactions contemplated by this Agreement and the Transaction Documents.
2.     Purchase and Sale of the Purchased Shares. On the terms and conditions set forth in this Agreement, at the Closing, the Investors will purchase from the Company, and the Company will issue, sell and deliver to the Investors an aggregate of (i) 72,414 shares of Common Stock and (ii) 3,500 shares of Series A Preferred Stock, for an aggregate purchase price equal to $3,325,000 in cash (the "Purchase Price"), which takes into account a discount of $175,000 to the face value of the Series A Preferred Stock, to be paid in full to the Company on the Closing Date. The shares of Common Stock and Series A Preferred Stock to be issued and sold by the Company to the Investors pursuant to this Agreement are collectively referred to as the "Purchased Shares". The number of Purchased Shares to be issued to each Investor and the portion of the Purchase Price payable by such Investor is set forth on Schedule I hereto. For the avoidance of doubt, the Purchase Price paid hereunder has no effect on the liquidation or face value of the Series A Preferred Stock.
3.    Closing. The consummation of the purchase and sale of the Purchased Shares and the other Transactions (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Rd, Palo Alto, California 94304, or remotely via the exchange of documents and signature pages, at 10:00 a.m. (local time), as soon as practicable, but no later than the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Sections 6 and 7, or at such other time and place as the Company and the Investors shall mutually agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to each Investor evidence that the number of Purchased Shares set forth opposite such Investor's name on Schedule I are reflected in such Investor's name in book-entry form in the records of the Company's transfer agent in exchange for payment of that portion of the Purchase Price by such Investor set forth on Schedule I by wire transfer of immediately available funds to an account designated by the Company in advance of the Closing Date.
4.    Representations and Warranties of the Company. The Company represents and warrants to each Investor that, except (a) other than with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.6 and 4.21, as otherwise expressly disclosed in any Filed SEC Reports and (b) as set forth in the Disclosure Letter, specifically identifying the relevant section of this Agreement (provided, that disclosure in any section of such Disclosure Letter shall apply to any section of this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable to such section):
4.1    Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing, individually or in the aggregate, has not had, or is not reasonably likely to result in, a Material Adverse Effect. True and accurate copies of the Company Charter Documents and the Series A Certificate of Designations, each as in effect as of the date of this Agreement, have been made available to the Investors.
4.2    Authorization; Enforceable Agreement.
(a)    All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and each Transaction Document, the performance of all obligations of the Company under this Agreement and each Transaction Document, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Purchased Shares being sold hereunder and (ii) the shares of Common Stock issuable upon the conversion of the Preferred Stock has been taken, and this Agreement and each Transaction Document, assuming due authorization, execution and delivery by the Investors or any other party thereto, constitutes valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.
(b)    The Board has duly adopted resolutions (i) evidencing its determination and declaration that, as of the Closing Date this Agreement, the other Transaction Documents and the Transactions are fair to and in the best interests of the Company and its shareholders and are advisable in all respects, and (ii) authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn.
4.3    Litigation. As of the date of this Agreement, other than the Company Legal Activity, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of the Company Subsidiaries before or by any Governmental Authority or arbitral body which, individually or in the aggregate, have had, or if adversely determined, would reasonably be likely to have, a Material Adverse Effect.
4.4    Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Purchased Shares (including those shares of Common Stock issuable upon the conversion of the Series A Preferred Stock) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions. Assuming that the representations of the Investors set forth in Section 5 are true and correct, the offer, sale, and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
4.5    Valid Issuance of Purchased Shares. The Purchased Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Company Charter Documents and the Series A Certificate of Designations and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and the Company Charter Documents and under applicable state and federal securities Laws. The sale of the Purchased Shares does not, and the subsequent conversion of the Series A Preferred Stock into Common Stock will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company Charter Documents.
4.6    Capitalization. The authorized capital stock of the Company consists of 1,100,000,000 shares of capital stock, 1,000,000,000 of which are designated Common Stock and 100,000,000 of which are designated as Preferred Stock. Pursuant to the Series A Certificate of Designations the Company has designated 180,000 as Series A Preferred Stock. As of the close of business on July 12, 2019, approximately 64,955,349 shares of Common Stock were issued and outstanding and 149,467 shares of Series A Preferred Stock were issued and outstanding. As of the date hereof, there are no shares of Preferred Stock or Common Stock held by the Company in its treasury. All issued and outstanding shares of capital stock have been duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. The Company will reserve that number of shares of Common Stock sufficient for issuance upon conversion of the shares of Series A Preferred Stock being issued and sold pursuant to this Agreement. As of the close of business on June 12, 2019, (x) options to purchase an aggregate of 10,732,511 shares of Common Stock are outstanding, (y) no shares of Restricted Stock are outstanding under the Company Stock Plans and (z) 618,028 Restricted Stock Units are outstanding (pursuant to which no underlying shares of Common Stock have been issued), in each case, under the Company Stock Plans. As of June 12, 2019, there are 4,823,300 shares of Common Stock reserved for issuance under the Company Stock Plans, 4,667 units, consisting of one share of Common Stock and one-half of one warrant, are outstanding and warrants to purchase an aggregate of 14,685,166 shares of Common Stock are outstanding. Other than as provided in this Agreement or any other Transaction Document, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. There are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The respective rights, preferences, privileges, and restrictions of the shares of Common Stock and any other class of capital stock of the Company are as stated in the Company Charter Documents.
4.7    Compliance with Other Instruments. The Company is not in violation or default of any provision of the Company Charter Documents. The execution, delivery, and performance of and compliance with this Agreement and any other Transaction Document to which it is a party, and the issuance and sale of the Purchased Shares will not (i) result in any default or violation of the Company Charter Documents, (ii) result in any default or violation of any agreement relating to its Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under, require any consent or waiver under, result in the acceleration of any vesting or any right under, create in any party the right to accelerate, terminate, modify, cancel or require any notice or payment under any material Contract, Company Plan, mortgage, or other arrangement to which the Company or any Company Subsidiary is party or otherwise result in any encumbrance or charge upon any of the properties or assets of the Company or any Company Subsidiary or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company or any Company Subsidiary, its business or operations, or any of its assets or properties.
4.8    Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has sustained since March 31, 2019 any material loss or interference with the business of the Company and the Company Subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or any development involving a prospective Material Adverse Effect, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of the Company and the Company Subsidiaries taken as a whole.
4.9    Properties; Assets. The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property and good and valid title to all personal property owned by them, in each case free and clear of all Liens except as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries; and any real property and buildings held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Company Subsidiaries.
4.10    Material Contracts. Neither the Company nor any of the Company Subsidiaries is in violation or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material Contract to which it is a party or by which it or any of its properties may be bound.
4.11    Intellectual Property. The Company and the Company Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all patents, patent applications, trademarks, service marks, trademark and servicemark applications, trade names, copyrights, trade secrets, domain names, know-how, information, software, intellectual property, and proprietary rights ("Intellectual Property") necessary for their business as described in the Filed SEC Reports, in each case except where the failure to own or have such right, individually or in the aggregate, have not had, or are not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole. To the Knowledge of the Company, all material registered Intellectual Property owned by the Company and the Company Subsidiaries is valid and enforceable. The Company and the Company Subsidiaries have taken all reasonable steps necessary to protect and maintain the material Intellectual Property they purport to own and to secure assignment of such Intellectual Property from its employees and contractors, as applicable. To the Knowledge of the Company the operation of the businesses of the Company and the Company Subsidiaries has not in the last two (2) years infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person. Neither the Company nor any of the Company Subsidiaries has received any written or, to the Knowledge of the Company, oral communications alleging that the Company or any of the Company Subsidiaries has infringed, misappropriated, or otherwise violated the Intellectual Property of any other Person, in each case other than any such infringement, misappropriation, or other violation which, individually or in the aggregate, have not had, or are not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole. The Company and the Company Subsidiaries have taken reasonable measures to prevent the unauthorized dissemination or publication of their confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession. To the Knowledge of the Company in the last three (3) years neither the Company nor any of the Company Subsidiaries has experienced any incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been stolen or improperly accessed, including any breach of security and neither the Company nor any of the Company Subsidiaries has received any written notices or complaints from any Person with respect thereto, in each case except where any such incident, individually or in the aggregate, have not had, or are not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole.
4.12    Internal Controls. To the extent such requirements are applicable to the Company, the Company and the Company Subsidiaries maintain a system of internal accounting control over financial reporting (as such term is defined in Rule 12a-15(f) under the Exchange Act) that complies with the Exchange Act and has been designed by the Company's principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.
4.13    Financial Statements; Controls.
(a)    The consolidated financial statements and schedules of the Company, and the related notes thereto, included in the Filed SEC Reports complied as to form, as of their respective filing dates with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and present fairly in all material respects the consolidated financial position of the Company as of the respective dates of such financial statements and schedules, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Such statements, schedules and related notes have been prepared in accordance with GAAP, as certified by KPMG LLP or Marcum LLP, as applicable, (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X).
(b)    Neither the Company nor any of the Company Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and the Company Subsidiaries as of March 31, 2019 (the "Balance Sheet Date") included in the Filed SEC Reports, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, (v) that have been discharged or paid prior to the date of this Agreement or (vi) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company's principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
(d)    There are no contracts, other documents or other agreements required to be described in the Filed SEC Reports or to be filed as exhibits to the Filed SEC Reports by the Exchange Act or by the rules and regulations thereunder which have not been described or filed (or incorporated by reference from prior filings under the Exchange Act to the extent permitted) as required.
(e)    The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.
4.14    Exchange Act Reporting. The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act on or after May 20, 2015. Each of the Filed SEC Reports complied in all material respects with the applicable requirements of the Exchange Act and any rules and regulations promulgated thereunder. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Filed SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Filed SEC Reports.
4.15    Compliance with Laws. The Company and the Company Subsidiaries (a) are in compliance with, and conduct their respective businesses in conformity with, all applicable foreign, federal, state and local laws and regulations, except where the failure to so comply or conform has not had, or is not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole and (b) possess all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Authorities required by Law necessary for the Company to conduct its business as currently conducted or currently planned by the Company and the Company Subsidiaries (each, a "Company Permit"), except where the failure to possess such documents, individually or in the aggregate, has not had, or is not reasonably likely to have, a material impact on the Company and the Company Subsidiaries taken as a whole; and neither the Company nor any of the Company Subsidiaries has received any verbal or written notice of any proceeding relating to the revocation or modification of, or non-compliance with, any material certificate, authorization, permit, clearance or approval.
4.16    Anti-Corruption Compliance. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any Affiliates, directors, officers, employees, agents or Representatives of the Company or of any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries and Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.
4.17    Employment and Labor Matters.
(a)    Each Company Plan is and has been established, maintained, funded and administered in compliance in all material respects with the terms of each Company Plan and with ERISA, the Code and all applicable Laws. No Company Plan is subject to Title IV of ERISA, and none of the Company, any Company Subsidiary or any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to, or had any liability or obligation under or with respect to any plan that is or was subject to Title IV of ERISA. No Company Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA. Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, the trust thereunder is exempt from taxation, and has received a current favorable determination letter or opinion letter from the Internal Revenue Service on which it can rely, and nothing has occurred, whether by action or by failure to act, which would adversely affect such qualification or tax-exempt status. Neither the Company nor any Company Subsidiary has any liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code. There has been no prohibited transaction (as defined in Section 4795 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.
(b)    No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company or the Company Subsidiaries which would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. The Company is in compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.
(c)    The Company is not a party to any collective bargaining agreement. The Company believes that its relations with its employees are as disclosed in the Filed SEC Reports. No current executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.
4.18    Tax. The Company (i) has prepared and filed all foreign, federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, whether or not shown on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such Tax, assessment, charge or return would not reasonably be expected to be material to the Company and the Company Subsidiaries. Other than in connection with accrued state sales taxes that may be owed, there are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction. No (x) U.S. federal tax audits or (y) administrative or judicial Tax proceedings with respect to U.S. federal tax are pending or being conducted with respect to the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement other than customary agreements the primary purpose of which is unrelated to Taxes. Neither the Company nor the Company Subsidiaries (A) has been a member of an "affiliated group" filing a consolidated federal income Tax return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, otherwise by operation of Law or by contract. Within the last two (2) years, neither the Company nor the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361. The Company has given the Investors an opportunity to review correct and complete copies of all Tax Returns filed with respect to taxable periods ending after December 31, 2013.
4.19    Insurance. The Company and each of the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably likely to have a material impact on the Company and the Company Subsidiaries taken as a whole.
4.20    Related Party. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or Indebtedness by the Company or any of the Company Subsidiaries to or for the benefit of any of the executive officers or directors of the Company.
4.21    Brokers and Other Advisors. No agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
4.22    Anti-Takeover Provisions. The Company and the Board have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the laws of the State of Delaware that is applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company's issuance of the Purchased Shares pursuant hereto or upon the conversion of the Series A Preferred Stock and the Investors' ownership of the Purchased Shares.
5.    Representations and Warranties of the Investors. Each Investor represents and warrants, severally and not jointly and severally, to the Company that:
5.1    Private Placement.
(a)    Such Investor is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Purchased Shares to it are being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Purchased Shares for its own account.
(b)    Such Investor understands and agrees that the Purchased Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Purchased Shares have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Purchased Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of the Company Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Purchased Shares from it of the resale restrictions referred to above, as applicable.
(c)    Such Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Purchased Shares will bear a legend or other restriction substantially to the following effect (it being agreed that if the Purchased Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):
"THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY COMPANY SUBSIDIARY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN AGREEMENTS AND WAIVERS OF THE HOLDER THEREOF AS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF JUNE 20, 2019 (INCLUDING, WITHOUT LIMITATION, SECTION 9 THEREOF), AND ANY SUCCESSOR, TRANSFEREE, ASSIGN, HEIR, EXECUTOR AND ADMINISTRATOR SHALL BE SUBJECT TO ALL SUCH AGREEMENTS AND WAIVERS.
(d)    Such Investor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Purchased Shares and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. Without limiting the foregoing, such Investor has reviewed and been advised as to the implications on the Purchased Shares of the provisions of Section 9 hereof.
(e)    Such Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Purchased Shares, (ii) it is aware of the Company’s business affairs and financial condition and (iii) it has had access to the Company's public filings with the SEC and to such financial and other information as it deems necessary to make an informed and knowledgeable decision to purchase the Purchased Shares, each as it deemed sufficient in connection with the decision to purchase the Purchased Shares. The Investor has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Purchased Shares. The Investor acknowledges that it has had the opportunity to review the Company’s public filings with the SEC and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Purchased Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of such Investor to rely on such representations and warranties.
(f)    Such Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
(g)    Such Investor is a U.S. Person with principal executive offices located at the address set forth in the notice provisions hereof.
(h)    Except for the representations and warranties contained in Section 4 of this Agreement (including any references in such Section to the Filed SEC Reports), such Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or with respect to any other information provided to such Investor in connection with the Transactions.
5.2    Organization. Such Investor is duly organized and is validly existing in the jurisdiction of its organization.
5.3    Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local Governmental Authority on the part of such Investor is required in connection with the purchase of the Purchased Shares (and the Purchased Shares issuable upon the conversion of the shares of Series A Preferred Stock) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and Transactions.
5.4    Authorization; Enforceability. Such Investor has full right, power, authority and capacity to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Investor, and this Agreement and the other Transaction Documents have been, duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company, will constitute valid and binding obligation of such Investor, enforceable against it in accordance with its terms.
5.5    No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and any other Transaction Documents to which such Investor is a party, and the issuance and sale of the Purchased Shares and will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of such Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the properties or assets of such Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to such Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of such Investor to consummate the Transactions.
6.    Conditions to the Investors' Obligations at Closing. The obligation of the Investors to purchase the Purchased Shares at the Closing is subject to the fulfillment or waiver (if permissible by applicable Law) as of the Closing of each of the following conditions:
6.1    No Law, injunction (including the filing of any petition seeking an injunction against the Company in a matter that is pending as of the date hereof), judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transaction.
6.2    The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the representations and warranties set forth in Section 4.2, Section 4.4, Section 4.5 and Section 4.6 (except for the issuance of shares of Common Stock required to be issued upon the exercise of options, RSUs, warrants or Preferred Stock of the Company outstanding on the date hereof and the grant of any options or RSUs under any Company Stock Plan existing on the date hereof (or any agreement thereunder) in the ordinary course of business) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
6.3    The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
6.4    Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that has had, would have, or would reasonably be expected to have, a Material Adverse Effect.
6.5    The Series A Certificate of Designations shall be in full force and effect.
6.6    The Company shall have executed and delivered the Joinder to the Registration Rights Agreement in the form attached as Exhibit A hereto.
6.7    The Company shall have executed and delivered a secured promissory note in the form attached as Exhibit B hereto (collectively, the "Secured Promissory Notes") to each Investor.
6.8    The Company shall have executed and delivered to each Investor a confidentiality agreement, in such form as agreed by the Company and the Investors as of the date hereof.
6.9    The Company shall not have received any notice of delisting from the NASDAQ Stock Market.
6.10    The Company shall not have settled or agreed to settle, (i) any Proceeding, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding that relates to the Transactions; in each case other than settlements involving only the payment of money damages of less than $10,000,000 or that are otherwise fully covered by insurance (in each case other than the Proceeding set forth on Section 6.13 of the Disclosure Letter).
6.11    The Company shall not have entered into any agreement that contemplates any transactions that if consummated would result in a "Change of Control" as defined in the Series A Certificate of Designations.
7.    Conditions to the Company's Obligations at Closing. The obligations of the Company to issue, sell and deliver to the Investors the Purchased Shares at the Closing are subject to the fulfillment or waiver (if permissible by applicable Law) as of the Closing of each of the following conditions, and for the avoidance of doubt, such obligations of the Company in respect of any Investor shall be subject to the following in respect of all of the Investors:
7.1    No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of Transactions.
7.2    The representations and warranties of each Investor set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Investors of the Transactions.
7.3    The Investors shall have performed in all material respects all obligations, agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Investors by an executive officer of the Investors to such effect.
7.4    The Investors shall have executed and delivered the Joinder to the Registration Rights Agreement in the form attached as Exhibit A hereto.
7.5    Each Investor shall have executed and delivered a Secured Promissory Note.
7.6    Each Investor shall have executed and delivered a confidentiality agreement, in such form as agreed by the Company and the Investors as of the date hereof.
8.    Covenants. The Company and each Investor hereby covenant and agree as follows:
8.1    Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Purchased Shares in the following order: (i) first, the payment of fees and expenses in connection with the Transactions, (ii) second, as general working capital of the Company and primarily for growth capital to fund sales and marketing expenses.
8.2    Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any shares of Series A Preferred Stock are outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion or redemption of the shares of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series A Preferred Stock (after giving effect to all anti-dilution adjustments) then outstanding. All shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, shall be listed or quoted for trading on the NASDAQ Stock Market or any other U.S. national securities exchange on which the Common Stock is traded (if any), and shall be free from preemptive rights and free of any Lien or adverse claim.
8.3    Transfer Taxes. The Company shall bear 50% and the Investors shall severally (pro rata based on the number of Purchased Shares to be purchased hereunder) bear the remaining 50% of any and all documentary, stamp or similar issue or transfer Taxes due on the issue of the Purchased Shares and Common Stock at Closing and the issue of shares of Common Stock upon conversion of the shares of Series A Preferred Stock.
8.4    Public Disclosure. On the date of this Agreement, or within 24 hours thereafter, the Company may elect to issue a press release in a form mutually agreed to by the Company and each of the Investors, including as an exhibit to a Form 8-K filed with the SEC disclosing the transactions contemplated by the Transaction Documents. No other written release, announcement or filing concerning the purchase of the Purchased Shares or the Transactions shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each party hereto shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (but not any non-public information provided in diligence or pursuant to the information rights granted pursuant to this Agreement) (i) to its and its Affiliates' authorized representatives and employees, (ii) in connection with summary information about such Person's or their Affiliates' financial condition, (iii) to any of its Affiliates' auditors, attorneys, financing sources, limited partners, potential investors or other agents, or (iv) to any bona fide prospective purchaser of the equity or assets such Person or its Affiliates provided that in the case of disclosures made pursuant to clauses (i) through (iv), the recipient is informed of the confidential nature of such information.
8.5    Nasdaq Listing; CUSIP. For as long as (i) any shares of Series A Preferred Stock are outstanding, or (ii) any principal amount is outstanding under the Secured Promissory Notes, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the Company to remain in compliance with the rules and regulations of the NASDAQ Stock Market and to otherwise maintain the Company's listing on the NASDAQ Stock Market, and each of the Investors shall reasonably cooperate with the Company, at the Company's expense, in connection with the foregoing, including providing to the Company or the NASDAQ Stock Market such information reasonably requested by the Company that is necessary in connection therewith.
8.6    Blue Sky. The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.
8.7    No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Investors pursuant to this Agreement or any other Transaction Document, or that will be integrated with the offer or sale of the Purchased Shares for purposes of the rules and regulations of any securities exchange such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.
8.8    Acknowledgment of Dilution. The Company acknowledges that the issuance of the Purchased Shares may result in dilution of the outstanding shares of Common Stock.  The Company further acknowledges that its obligations under the Transaction Documents, including its obligation to issue the Purchased Shares pursuant to the Agreement and issue shares of Common Stock upon the conversion of the Series A Preferred Stock are, subject to the terms of this Agreement, unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.
8.9    Investor Consents. For so long as (i) the Investors, together with their respective Affiliates, beneficially own in aggregate at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or (ii) at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, the Company shall not, without the prior written consent of Investors owning in the aggregate in excess of 50% of (x) the then outstanding shares of Series A Preferred Stock held by Investors or (y) the principal amount outstanding under the Secured Promissory Notes, as applicable, incur any Indebtedness other than Permitted Indebtedness.
8.10    Information Rights. For so long as an Investor, together with one or more of its Affiliates, beneficially owns (i) at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or (ii) at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, and provided that the requesting Investor is subject to customary confidentiality obligations regarding any confidential information received from or regarding the Company substantially similar to the confidentiality agreements to be entered into by the Investors as of Closing (collectively, “Confidentiality Obligations”), the Company shall permit such Investor and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company and its Subsidiaries and to discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the officers of the Company or any of its Subsidiaries, including, for the avoidance of doubt, at least one meeting each quarter with the Company's management, provided that such information shall exclude all books and records, correspondence, documentation and other materials that is subject to attorney-client privilege or work product doctrine (provided further, in each case, that the Company will use commercially reasonable efforts to make such disclosure that is practicable to be made in a manner that preserves such attorney-client privilege or work product doctrine).
8.11    Tax Related Covenants. Absent a change in Law or a contrary determination (as defined in Section 1313(a) of the Code), the Investor and the Company shall not (A) for any United States federal income Tax reporting or withholding Tax purposes treat the (I) the Series A Preferred Stock as "preferred stock" for purposes of Sections 305(b)(4) and 305(c) of the Code and the Treasury Regulations promulgated thereunder or (II) the Series A Preferred Stock as receiving a taxable dividend with respect to a dividend paid in kind or for any dividend that accrued but remains unpaid for purposes Section 305 of the Code and Treasury Regulation promulgated thereunder or (B)  take any other Tax position that would result in the Series A Preferred Stock having a taxable  dividend for United States federal income Tax purposes solely on account of any accrual of a dividend or a dividend paid in kind.
8.12    Exclusivity. From and after the execution of this Agreement and through the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall procure that its Affiliates and Representatives do not and will not, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any Alternative Transaction (it being understood that if the Company receives an unsolicited Alternative Transaction proposal that was not received in violation of this Section 8.12, the Company may respond to, and engage in discussions with, the party making such Alternative Transaction proposal) or (ii) enter into, or undertake to enter into any Contract for an Alternative Transaction, or otherwise requiring it to abandon, terminate or fail to consummate the issuance of the Purchased Shares or the Transactions. From and after the execution of this Agreement and through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company, its Affiliates and its and their Representative shall promptly advise the Investors in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Alternative Transaction (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and promptly furnish to the Investors a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. Any breach of the terms of this Section 8.12 by any Affiliate or Representative of the Company (as if it were a party hereto) shall be deemed a breach by the Company.
8.13    Conduct of Business. Except as expressly permitted or required by this Agreement, as required by applicable Law, during the period from the date of this Agreement until the earlier of (x) termination of this Agreement in accordance with Section 10.1 and (y) the Closing, unless the Investors otherwise consent in writing, the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses only in the ordinary course of business in all material respects consistent with past practice. Without limiting the foregoing, except as set forth in the Disclosure Letter, as expressly permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Investors, the Company shall not, and shall not permit any of the Company Subsidiaries to, between the date of this Agreement and the earlier to occur of the termination of this Agreement in accordance with Section 10.1 and the Closing, take any of the following actions:
(a)    take any action that, if taken immediately following the Closing, would require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of Common Stock issued upon the conversion thereof) that is held by the Investors or any of their respective Affiliates;
(b)    establish a record date for, declare, set aside for payment or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;
(c)    create, issue, sell or grant or authorize the issuance, sale or grant of any equity securities of the Company or any of the Company Subsidiaries with rights or preferences senior to, or pari passu with, the Series A Preferred Stock;
(d)    enter into any transaction that, if consummated, would cause the Company to be delisted from the NASDAQ Stock Market or prohibit the Company from being listed or quoted for trading on any other U.S. national securities exchange; provided, however, that this clause (d) shall not apply to any transaction that is a "Change of Control" as defined in the Series A Certificate of Designations;
(e)    amend or propose to amend the Company Charter Documents or the Subsidiary Charter Documents in a manner that is materially adverse to the rights and preferences of the Series A Preferred Stock;
(f)    take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; or
(g)    agree, resolve or commit to take any of the foregoing actions.
8.14    Contractual Restrictions. For as long as any shares of Series A Preferred Stock are outstanding, neither the Company nor its Subsidiaries will enter into any Contract that would prohibit or limit the Company's ability to pay dividends on the Series A Preferred Stock or to redeem or effect the conversion of the Series A Preferred Stock in accordance with the Series A Certificate of Designations.
8.15    Access to Information. Prior to the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company, to (a) afford the officers, employees and authorized agents and representatives of the Investors subject to Confidentiality Obligations reasonable access to the employees, offices, properties, books and records of the Company and (b) furnish to the officers, employees and authorized agents and representatives of the Investor subject to Confidentiality Obligations such additional financial and operating data and other information regarding the assets, properties and business of the Company as the Investors may from time to time reasonably request in order to assist the Investors in fulfilling its obligations under this Agreement and to facilitate the consummation of the Transactions; provided, however, (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations or business activities of the Company; and (ii) the Company shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would contravene any Law, result in the breach of any confidentiality or similar agreement to which the Company is a party, the loss of protectable interests in trade secrets, or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege, including using commercially reasonable efforts to obtain the required consent of any applicable third party or through the use of a "clean team"). The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Investor, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Investor or any of its Representatives.
8.16    Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions set forth in this Agreement, (i) the Company shall and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure that the conditions set forth in Section 6 are satisfied, and to consummate the Transactions as promptly as practicable, and (ii) each Investor shall and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure such Investor's conditions set forth in Section 7 are satisfied, and to consummate the Transactions as promptly as practicable, including, in each case, using commercially reasonable efforts to contest (i) any proceeding, judgement, injunction, order or decree of any Governmental Authority brought, or threatened to be brought, by any Governmental Authority seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the Transactions at the Company's expense and (ii) any proceeding, judgement, injunction, order or decree of any Governmental Authority that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the Transactions or imposes any terms or conditions in connection with the Transactions. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other party or parties may reasonably request to consummate or implement the Transactions or to evidence such events or matters.
(b)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.16 shall require the Investors to take any action or to cause any of its Affiliates to take any action, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations or interests therein, of any Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of such Investor with respect to satisfying the conditions set forth in Section 7.1 or 7.3 or to comply with Section 8.16(a).
8.17    Notification of Certain Matters.
(a)    Notwithstanding anything else herein to the contrary, from and after the execution of this Agreement and through the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, the Company shall give prompt written notice to each Investor of (i) any notice or other communication from any Person alleging that any consent, waiver or approval from, or notification requirement to, such Person is or may be required in connection with the Transactions, (ii) all effects, changes, events and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Company in this Agreement that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 6 or Section 7 not to be satisfied, and (iii) any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or a Ruling that would be reasonably expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company.
(b)    Following the date hereof and for so long as the Investors, together with their respective Affiliates, beneficially own in aggregate at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, the Company shall give to each Investor then holding shares of Series A Preferred Stock, subject to Confidentiality Obligations, written notice (i) no less than forty-five (45) days prior to the entry into a potential settlement agreement, plea bargain or out-of-court resolution of a Proceeding, the resolution of which would involve money damages payable by the Company in an amount exceeding $50,000,000 after giving effect to any insurance coverage and proceeds, (ii) no less than thirty (30) days prior to the entry into any other potential settlement agreement, plea bargain or out-of-court resolution of a Proceeding, other than such Proceedings, the resolution of which involve only the payment of money damages of less than $5,000,000 after giving effect to any insurance coverage and proceeds and (iii) of a Ruling that would be reasonably expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; provided that in the case of clauses (i) and (ii), to the extent any Governmental Authority offers a settlement or plea bargain with an acceptance timeframe that is less than the applicable notice periods, then the applicable notice periods shall be shortened to the last day of the acceptance timeframe offered by such Governmental Authority. The Company’s obligations pursuant to this Section 8.17(b) shall be subject to applicable law and rules of civil procedure of applicable courts, and any such notifications hereunder shall exclude all correspondence, documentation and other materials that is subject to attorney-client privilege or work product doctrine (provided further, in each case, that the Company will use commercially reasonable efforts to make such disclosure that is practicable to be made in a manner that preserves such attorney-client privilege or work product doctrine).
(c)    Following the date hereof and for so long as the Investors, together with their respective Affiliates, beneficially own in aggregate at least 7,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) or at least $7,000,000 in aggregate principal amount outstanding under the Secured Promissory Notes, the Company shall give to each Investor then holding shares of Series A Preferred Stock, subject to Confidentiality Obligations, written notice of any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (other than a change, event or occurrence for which the Company has provided notice of such change, event or occurrence pursuant to Section 8.17(b)).
(d)    For the avoidance of doubt, no updated information provided in accordance with this Section 8.17 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or affect any rights under this Agreement or the Transaction Documents.
8.18    Interested Transactions. If the Company has actual knowledge that an Investor or one of its Affiliates is party to a transaction with the Company that requires the consent of the holders of Series A Preferred Stock (as a class) under any of the Transaction Documents, the vote or consent of holders of a majority of the shares of Series A Preferred Stock who are not, and whose Affiliates are not, a party to the transaction upon which the vote is being taken shall be required to approve such transaction; provided that the foregoing shall not apply to any transaction in which all Investors are party.
8.19    Consent Rights. At any time there are two or more holders of Series A Preferred Stock, any action under any Transaction Document that requires the consent of holders holding at least a majority of the shares of Series A Preferred Stock then outstanding and entitled to vote as a class thereon shall require the consent of at least two unaffiliated holders of Series A Preferred Stock.
9.    Investor Acknowledgement, Agreement and Waivers.
9.1    The Company and Investors agree that the Closing Date shall be the Original Issue Date of the shares of Series A Preferred Stock issued and sold pursuant to this Agreement. Accordingly, the Investors acknowledge and agree that as of the Closing Date, the Purchased Shares shall have no accumulated rights to Preferred Dividends (as such term is defined in the Series A Certificate of Designations) in relation to any Divided Period (as such term is defined in the Series A Certificate of Designations) on or prior to the Closing Date and hereby irrevocably waive, on behalf of such Investors and any and all of their successors, transferees, assigns, heirs, executors, and administrators, any rights to claim any rights to any Preferred Dividends under any documentation in effect prior to the date hereof or for any period prior to the date hereof. For the avoidance of doubt and without limiting the foregoing, any Preferred Dividends that may have been otherwise payable to any holder of Series A Preferred Stock under documentation in effect prior to the date hereof, shall not be added to the calculation of the Liquidation Preference, Redemption Amount or MAE Redemption Amount, each such term as defined and set forth in the Series A Certificate of Designations payable in respect of the Series A Preferred Stock issued and sold pursuant to this Agreement.
9.2    Investors irrevocably waive, on behalf of such Investors and any and all of their successors, transferees, assigns, heirs, executors, and administrators, with respect to any shares of Series A Preferred Stock issued pursuant to this Agreement any entitlement or right to any liquidation preference, liquidation payment or redemption payment in excess of the amount of $312.637 and 1.07215 be payable pursuant to Section 5(a), Section 6(a) or Section 9(a) of the Certificate of Designations of, or any conversion amount pursuant to Section 7(a) in excess of 1.07215 notwithstanding the right and entitlement of holders of Series A Preferred Stock thereto.
10.    Termination.
10.1    Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:
(a)    by either the Investors or the Company if the Closing shall not have occurred by June 30, 2019 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(b)    the Investors upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 6.2, Section 6.3 or Section 6.4 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 30 days following written notice thereof is given by the Investors to the Company and (y) the Outside Date;
(c)    by the Company upon written notice to the Investors, if there has been a breach of any representation, warranty, covenant or agreement made by the Investors in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 7.2 or Section 7.3 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 30 days following written notice thereof is given by the Company to the Investors and (y) the Outside Date;
(d)    by either the Investors or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or
(e)    by the mutual written consent of the Investors and the Company.
10.2    Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party hereto from liability for any breach of any covenant of this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 11.1, Sections 11.2(b), Section 11.5, Section 11.6, Section 11.7, Section 11.9 and this Section 10.2 shall remain in full force and effect and shall survive any termination of this Agreement.
11.    Miscellaneous.
11.1    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
11.2    Specific Enforcement; Jurisdiction.
(a)    The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentence. It is accordingly agreed that, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
(b)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.7. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
11.3    Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, (x) prior to the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, by the Company without the prior written consent of each of the Investors and (y) after the Closing, by the Company without the prior written consent of the Investors or their respective Affiliates beneficially owning at least 75% of the shares of Series A Preferred Stock (or shares of Common Stock that were converted from shares of Series A Preferred Stock). Each Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more transferees of the Purchased Shares, provided, that such transfer or assignment shall be made in compliance with applicable law and provided, further that no transfer or assignment, in whole or in part, by operation of Law or otherwise, shall be made of (i) any interests or rights pursuant to this Agreement or (ii) any shares of Preferred Stock, in each case to any Ineligible Assignee.
11.4    No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the Transactions.
11.5    No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any Investor or the Company shall have any liability for any obligations of such Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of such Investor or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party's entry into this Agreement.
11.6    Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the other Transaction Documents, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.
11.7    Notices. All notices, statements or other documents which are required or contemplated by this Agreement to be given, delivered or made by the Company or the Investors to the other shall be in writing (each a "Notice") and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

if to the Company:	Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada 29169 Attention: General Counsel

with a copy to:	Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, NV 89169 Attention: Andrew Terry, Group Vice President and Associate General Counsel, Corporate
if to VPC:	c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, Illinois 60606 Attention: Charles Asfour Scott Zemnick, Esq.
with a copy to:	Kirkland & Ellis LLP 300 N LaSalle Chicago, IL 60654 Attention: Sanford E. Perl, P.C. Ryan D Harris, P.C.
if to KPV:	Kensington Permanent Value, LLC c/o Kensington Capital Holdings 26 Patriot Place, Suite 301 Foxboro, MA 02035 Attention: Kyle Gay Alison H. Mosca
with a copy to:	Honigman LLP 2290 First National Building 660 Woodward Avenue Detroit, MI 48226-3506 Attention: Joshua Opperer
if to KRLLC:	Kensington Rimini, LLC c/o Kensington Capital Holdings 26 Patriot Place, Suite 301 Foxboro, MA 02035 Attention: Kyle Gay Alison H. Mosca
with a copy to:	Honigman LLP 2290 First National Building 660 Woodward Avenue Detroit, MI 48226-3506 Attention: Joshua Opperer
Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 11.7. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).
11.8    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
11.9    Expenses. Upon the Closing and subject to consummation of the transactions contemplated by the Transaction Documents, the Company will reimburse the Investor for its documented out-of-pocket fees and expenses incurred in connection with the Transactions up to $20,000.
11.10    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and by at least a majority of the Investors (which prior to Closing shall be based on the number of Purchased Shares to be purchased hereunder, and following Closing shall be based on the number of shares of Series A Preferred Stock then outstanding); provided that any amendment of Sections 2, 6 (other than Section 6.4 and Section 6.9), 7, 8.1, 8.10, 10 (other than Section 10.1(b) as to Section 6.4) and 11.10 of this Agreement (including the amendment of any defined term contained therein or the waiver of any violation thereof by the Company) shall require the written consent of 100% of Investors; provided further, that any waiver of the obligation to deliver notice as provided in Sections 8.10 or 8.17 shall not be valid against any Investor who is subject to Confidentiality Agreement and is not an Ineligible Assignee unless such Investor has provided prior written consent to such waiver, provided, that for the avoidance of doubt, any waiver in respect of Section 6.4, Section 6.9 or Section 10.1(b) as to Section 6.4 (including such provisions that would give rise to a notification obligation by the Company) shall require only a majority of the Investors as determined as provided in the introduction to the first sentence of this Section 11.10; and provided, further, that any amendment of this Agreement that negatively impacts an Investor or group of Investors in a material and disproportionate manner relative to the impact to other Investors shall require the consent of the holders of a majority of the Series A Preferred Stock to be purchased by, or that are held by, such Investor or group of Investors so adversely and materially and disproportionately impacted, as applicable. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.
11.11    Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.
11.12    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
11.13    Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The representations and warranties in this Agreement shall survive the Closing. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
RIMINI STREET, INC.
By: /s/ Seth A. Ravin
Name: Seth A. Ravin
Title: Chief Executive Officer

KENSINGTON PERMANENT VALUE, LLC
By: /s/ Kyle Gay
Name: Kyle Gay
Title: Authorized Signatory

KENSINGTON RIMINI, LLC
By: /s/ Byung Hee In
Name: Byung Hee In
Title: Authorized Signatory

    1